Exhibit 1

Media Release

06 December 2005

Westpac signs five-year agreement with Telstra

Westpac Banking Corporation today announced a new five-year agreement with Telstra to provide telecommunication services for Westpac’s Australian and Pacific operations.

The $400 million agreement renews Westpac’s existing agreement with Telstra which was due to expire this month.

In October 2004, Westpac contracted directly with Telstra to provide its telecommunications services. These arrangements enabled Westpac and Telstra to work closely on the detailed requirements for Westpac’s new Sydney head office and future telecommunication needs.

Westpac Group Chief Information Officer, Simon McNamara, said the new agreement offered significant value and further telecommunication innovation opportunities to Westpac.

“The agreement marks the entry into a strategic partnership with Telstra to further improve our service to customers through the latest in telecommunication technology,” he said.

“Our partnership to date has produced significant innovation, particularly in areas such as Voice Over Internet Protocol (VOIP) where Westpac now has the number one capability of any Australian corporation.

“This new agreement will ensure continuing momentum in innovation and provides vital support to us in meeting our mission of being number one in customer service.”

Ends.

For Further Information

David Lording
Media Relations
Westpac Banking Corporation
Ph: 02 9226 3510
Mb: 0419 683 411